Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222231

NUVEEN GLOBAL CITIES REIT, INC.

SUPPLEMENT NO. 10 DATED DECEMBER 20, 2018

TO THE PROSPECTUS DATED APRIL 16, 2018

This prospectus supplement (the “Supplement”) is part of and should be read in conjunction with the prospectus of Nuveen Global Cities REIT, Inc. dated April 16, 2018 (the “Prospectus”), Supplement No. 1 dated July 13, 2018, Supplement dated July 16, 2018, Supplement No. 3 dated August 16, 2018, Supplement No. 4 dated September 17, 2018, Supplement No. 5 dated October 16, 2018, Supplement No. 6 dated October 30, 2018, Supplement No. 7 dated November 16, 2018, Supplement No. 8 dated November 30, 2018 and Supplement No. 9 dated December 17, 2018. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose an increase in the size of our line of credit.

Increase in Size of our Line of Credit

As previously disclosed, on October 24, 2018, we and the Operating Partnership entered into a credit agreement (the “Credit Agreement”) with Wells Fargo Bank, NA and Wells Fargo Securities, LLC. The Credit Agreement provided for a line of credit of up to $60,000,000 for unsecured revolving loans, and permits us to increase the aggregate commitments to up to $500,000,000, subject to the satisfaction of certain conditions. On December 17, 2018, we amended the Credit Agreement to increase the line of credit from $60,000,000 to $150,000,000 in aggregate commitments, with all other terms remaining the same.

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